Exhibit 99.1

6/5/06

INTERNATIONAL POWER GROUP CONTRACTS TO ACQUIRE PATENTED WASTE-TO-ENERGY TECHNOLOGY - LENNART STRAND TO JOIN FIRM

Celebration, Florida, June 5, 2006 (BUSINESS WIRE) – International Power Group, Ltd. (IPWG Pinksheets) today announced that it has contracted to purchase patented technology, including Anovo AB, Add Power and Scrub Power, and the appointment of Lennart Strand as the Company’s Chief Technical Advisor.  Peter Toscano, President/CEO of International Power stated, “the technical expertise and experience that Lennart Strand brings to our Company is unique and invaluable.  International Power has agreed to purchase Mr. Strand’s companies which hold patented waste-to-energy and other technologies including Anovo AB, Add Power and Scrub Power.”

Mr. Strand is a professional engineer with an extensive background in electrical engineering, waste-to-energy technology and mining.  Mr. Strand has a Bachelor of Science Degree in Electrical Engineering from Chalmers University in Gottenburg, Sweden.  He has lectured at Malardalen University, Sweden in its Department of Innovation, Design and Product Development.  Mr. Strand has resigned his positions as Chairman of the Board of Naanovo Energy, Inc. and as its Chief Technical Officer.

About International Power Group, Ltd.

International Power Group, Ltd. is a waste-to-energy Company developing processes to manage waste in an environmentally friendly manner and to capture the energy generated from the processes into meaningful amounts of cost effective electricity and drinking water.

The Company plans to contract with governments and other waste generators for tipping fees to remove commercial, toxic, hazardous and other wastes, and process the wastes in Company owned and operated plants.  The Company plans to build waste-to-energy plants, estimated at $250 million each, in areas that will benefit from the electricity and water production by-products.  The Company expects its revenue streams to include tipping fees from waste deliverers (plant fuel) and fees for electricity, drinking water and other commercially valuable byproducts.

Safe Harbor Act Disclaimer: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such, may involve risks and uncertainties. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. These forward- looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, potential future performance, perceived opportunities in the market, and statements regarding the Company's mission and vision. The Company's actual results, performance, and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements.

SOURCE:    International Power Group Ltd.

CONTACT:  Peter Toscano, President/CEO

(407-566-0318

Info@i-pwg.com          www.i-pwg.com